Exhibit 99.1

LEAPFROG ANNOUNCES THIRD QUARTER 2009 FINANCIAL RESULTS

Cash Flow Improves Despite Decrease in Net Sales

EMERYVILLE, California—November 2, 2009—LeapFrog Enterprises, Inc. (NYSE:LF) today announced financial results for the third quarter ended September 30, 2009.

Net sales for the quarter were $111.9 million, down 42.5% compared to $194.6 million in the same quarter a year ago. Net sales were impacted by high retail inventory levels remaining from 2008 which have now reached levels substantially lower than a year ago.

Despite the decline in net sales, cash and cash equivalents were $29.5 million at September 30, 2009, an improvement of $5.9 million compared to $23.6 million a year ago. Gross margin for the quarter was 42.7%, compared to a gross margin of 43.8% a year ago. Operating expenses for the quarter were $38.7 million, down 30.8% compared to $55.9 million a year ago. Net income per share for the quarter was $0.11 per share, compared to net income per share of $0.38 a year ago.

Retail point-of-sale, or POS, dollars continue to be higher year over year and were up 2% for the 39-weeks ended October 3, 2009 compared to the 39-weeks ended October 4, 2008. (Please see Description of Retail Point-of-Sale Dollars below for an explanation of this operating metric.)

“Over the past nine months, our net sales declined substantially as we worked with our retail partners to bring down unusually high inventory levels from last year. We are pleased that current retail inventory levels are now over 30% lower than a year ago,” said Jeffrey Katz, Chairman and Chief Executive Officer. “But in this tough environment, we have also grown retail point-of-sales dollars year over year, we have increased our market share, we have our lowest operating expenses since we went public in 2002, and we expect to see sales growth in the fourth quarter.”

“We are also pleased to be starting to see early benefits from our Learning Path strategy which builds direct ‘one-to-one’ relationships with customers. For example, POS and tie ratios of software for Tag, our first connected product, are well beyond what we experienced with the highly successful LeapPad at the same point in its lifecycle. We have over one million connected customers today, and we have the capability to market to them directly in a personalized manner based on consumer information we have through the Learning Path. At the end of the holiday season, we expect to have substantially more connected consumers and to see earnings benefits grow further as a result,” continued Mr. Katz.

LeapFrog Enterprises, Inc.

Third Quarter 2009 Financial Results

Net Sales

Net sales for the quarter were $111.9 million, down 42.5% compared to $194.6 million for the same quarter a year ago. Excluding the impact of currency fluctuations, the decline in net sales would have been 41.5%. Net sales were down year over year primarily as a result of fewer new platform launches, lower product shipments to retailers due to high retailer inventory levels at the end of 2008, and more conservative sales expectations for the holidays compared to the prior year.

Segment Results

Net sales from the United States segment for the quarter were $89.9 million, down 42.5% compared to $156.4 million a year ago. Net sales from the international segment were $22.0 million, down 42.3% compared to $38.2 million a year ago. Excluding the impact of currency fluctuations, the decline in international sales would have been 38.0%.

Gross Profit and Gross Margin

Gross profit for the quarter was $47.8 million, down 44.0% compared to $85.3 million a year ago as a result of lower sales in the quarter. Gross margin for the third quarter 2009 was 42.7% compared to 43.8% in the third quarter 2008. Gross margin declined year over year as a result of increased sales promotions and lower sales relative to a fixed cost base partially offset by lower warehousing and logistics costs and a higher margin product mix primarily due to a higher mix of reading product sales.

Operating Expenses

Operating expenses for the quarter were $38.7 million, down 30.8% compared to $55.9 million a year ago, an improvement of $17.2 million. Selling, general and administrative expenses were $21.7 million, down 20.1% from $27.2 million a year ago reflecting the impact of lower headcount. Research and development expenses were $7.4 million, down 36.8% from $11.7 million a year ago as a result of lower headcount and development costs. Advertising expenses were $7.1 million, down 51.3% from $14.6 million a year ago primarily due to less television advertising as LeapFrog shifted its strategy this year towards more retail trade promotions. Advertising expenses were 6.4% of net sales in the third quarter of 2009, compared to 7.5% in the third quarter of 2008.

Income from Operations

Income from operations for the quarter was $9.1 million, compared to $29.4 million a year ago.

Net Income

Net income for the quarter was $7.2 million, or $0.11 per share, compared to $24.1 million, or $0.38 per share, a year ago.

LeapFrog Enterprises, Inc.

Financial Position

Cash and equivalents were $29.5 million at September 30, 2009, an increase of $5.9 million compared with $23.6 million at September 30, 2008. Inventories were $71.6 million at September 30, 2009, compared with $95.7 million at September 30, 2008. The company has no debt outstanding on its asset-backed line of credit.

“Financial results for the quarter were as we expected. Sales and earnings were down substantially year over year due to high beginning-of-year retail inventory levels, the weaker retail environment, and the timing of product launches compared to last year. Despite the significant sales decline and the promotional environment, our gross margin held fairly steady due to strong sales of software content and reading products and cost reductions. Operating expenses were down 31% as a result of us taking significant long-term costs out of the business and, as a result, we reported an operating profit of $9.1 million in the quarter. Most important, our cash balance increased $5.9 million compared to last year,” said Bill Chiasson, Chief Financial Officer.

Guidance

For the fourth quarter of 2009, we expect:

•	Net sales to be between $155 million and $170 million, compared to $138 million in the fourth quarter of 2008

•	Gross margin to be between 40% and 45%

•	Operating expenses to be down approximately 40% compared to the fourth quarter of 2008

“Looking to the fourth quarter of 2009, we expect sales and earnings growth, as well as gross margin expansion and a significant reduction in operating expenses, relative to the fourth quarter of 2008. We will continue our efforts to reduce costs and improve margins. We are looking to be breakeven on cash flow as of year-end or in January depending on the timing of collection of the receivables. When we enter next year, we believe that lean retail inventory levels together with our lower cost structure, leading brand, strong product portfolio and Learning Path strategy will position LeapFrog for profitable growth,” said Bill Chiasson, Chief Financial Officer.

Conference Call and Webcast

LeapFrog will hold a conference call to discuss third quarter 2009 financial results today, November 2, 2009, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time).

The conference call will be webcast and can be accessed at LeapFrog’s investor web site at www.leapfroginvestor.com. To participate in the call, please dial (706) 634-0183 and request Conference ID 36222756. A replay of the call will be available for one month. To access the replay, please dial (706) 645-9291 and use conference ID 36222756.

LeapFrog Enterprises, Inc.

Description of Retail Point-of-Sale Dollars

Retail point-of-sale dollars is a non-audited operating metric that represents a measure of U.S. retailers’ sales of LeapFrog products to consumers. Retail point-of-sale dollars differs significantly from LeapFrog’s reported net sales, which reflect all products sold by LeapFrog to its retailer customers in all markets and also includes other sources of revenue. The point-of-sale data is provided to LeapFrog by retailers. LeapFrog believes this represents approximately 95% of our U.S. retailers’ dollar sales of LeapFrog products to consumers, based on historical shipments by us to such retailers. LeapFrog management uses point-of-sale data to evaluate the retail channel sales environment and develop net sales forecasts.

About LeapFrog

LeapFrog Enterprises, Inc. is a leading designer, developer, and marketer of innovative, technology-based learning products and related proprietary content, dedicated to making learning effective and engaging for all ages, at home and in schools, around the world. The company was founded in 1995 and is based in Emeryville, California. LeapFrog has developed a family of learning platforms that come to life with an extensive library of software titles covering important subjects such as phonics, reading, writing, math, music, geography, social studies, spelling, vocabulary and science. In addition, the company has created a broad line of stand-alone educational products for children. LeapFrog’s award-winning products are available in four languages at major retailers in more than 44 countries around the world and in more than 100,000 classrooms across the United States. NOTE: LEAPFROG, the LeapFrog logo, TAG, and LEAPPAD are trademarks or registered trademarks of LeapFrog Enterprises, Inc.

Forward-Looking Statements

Cautionary Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements, including statements regarding: anticipated financial results, including net sales, consumer sales, inventory levels, gross margin, operating expenses, accounts receivable, collections and operating results; the timing of changes in economic conditions; consumer buying patterns and reactions to our marketing and products and services, including the number of connected customers we expect to have at the end of the holiday season; and the effects of our current strategies, products and services. These forward-looking statements involve risks and uncertainties, including risks related to the recession and its effect on retail business, overall consumer sentiment and trends relating to children’s products and their effect on retailer buying behavior, the rates of acceptance by consumers of our web-based products and services, our ability to respond quickly to changes in demand for our products, and our ability to provide high-quality experiences to consumers with all of our products and services. These and other risks and uncertainties detailed from time to time in our SEC filings, including our 2008 annual report on Form 10-K filed on March 11, 2009, and our Form 10-Q filed on August 4, 2009, could cause the company’s actual results to differ materially from those discussed in this release. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

LeapFrog Enterprises, Inc.

Contact Information

Investors: Karen Sansot Investor Relations (510) 420-4803	Media: Mischa Dunton Corporate Communications (510) 596-5441

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$111,906	$194,626	$191,197	$321,240
Cost of sales	64,119	109,300	116,583	187,896

Gross profit	47,787	85,326	74,614	133,344

Operating expenses:
Selling, general and administrative	21,738	27,172	62,135	83,945
Research and development	7,387	11,688	26,900	36,674
Advertising	7,107	14,590	13,608	26,915
Depreciation and amortization	2,485	2,484	8,023	7,201

Total operating expenses	38,717	55,934	110,666	154,735

Income (Loss) from operations	9,070	29,392	(36,052)	(21,391)

Other income (expense):
Interest income	108	246	456	2,047
Interest expense	(4)	(106)	(30)	(140)
Other, net	(864)	(1,589)	(1,632)	(4,049)

Total other expense	(760)	(1,449)	(1,206)	(2,142)

Income (Loss) before income taxes	8,310	27,943	(37,258)	(23,533)

Provision for (Benefit from) income taxes	1,092	3,892	(5,138)	421

Net income (loss)	$7,218	$24,051	$(32,120)	$(23,954)

Net income (loss) per share:
Class A and B – basic and diluted	$0.11	$0.38	$(0.50)	$(0.38)

Weighted average shares outstanding:
Class A and B – basic	64,106	63,683	63,873	63,589
Class A and B – diluted	64,262	63,923	63,873	63,589

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Operating activities:
Net income (loss)	$7,218	$24,051	$(32,120)	$(23,954)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,652	6,358	14,820	15,614
Unrealized foreign exchange (gain) loss	(100)	1,003	(1,668)	1,826
Deferred income taxes	(6,362)	406	(6,236)	330
Stock-based compensation expense	2,982	2,903	8,554	8,015
Impairment of investment in auction rate securities	403	1,091	426	2,822
Loss on disposal of long-term assets	1,130	—	1,130	41
Allowance for doubtful accounts	93	373	(1,356)	942
Other changes in operating assets and liabilities:
Accounts receivable, net	(58,902)	(111,583)	35	(36,096)
Inventories	(8,254)	(11,356)	(13,812)	(45,918)
Prepaid expenses and other current assets	767	11,788	1,005	7,079
Other assets	(1,640)	192	(1,434)	502
Accounts payable	27,682	21,164	2,975	31,358
Accrued liabilities	5,007	13,834	(13,225)	(13,123)
Long-term liabilities	5,365	1,870	(964)	531
Income taxes payable	764	69	400	94
Other	(53)	(1,764)	1,648	(1,826)

Net cash used in operating activities	(19,248)	(39,601)	(39,822)	(51,763)

Investing activities:
Purchases of property and equipment	(1,373)	(3,438)	(4,095)	(7,483)
Capitalization of product costs	(2,116)	(1,231)	(5,628)	(9,777)
Other long-term assets	(235)	—	(235)	—

Net cash used in investing activities	(3,724)	(4,669)	(9,958)	(17,260)

Financing activities:
Proceeds from stock option exercises and employee stock purchase plans	36	204	77	623
Net cash paid for payroll taxes on restricted stock unit releases	(184)	(337)	(263)	(731)

Net cash (used in) provided by financing activities	(148)	(133)	(186)	(108)

Effect of exchange rate changes on cash	(176)	(261)	402	(685)

Net change in cash and cash equivalents	(23,296)	(44,664)	(49,564)	(69,816)
Cash and cash equivalents, beginning of period	52,833	68,308	79,101	93,460

Cash and cash equivalents, end of period	$29,537	$23,644	$29,537	$23,644

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	September 30,		December 31,
	2009	2008	2008
			(Audited)
Assets
Current assets:
Cash and cash equivalents	$29,537	$23,644	$79,101
Accounts receivable, net of allowances for doubtful accounts of $1,389, $588 and $3,872	92,323	160,192	89,918
Inventories	71,570	95,732	56,937
Prepaid expenses and other current assets	9,948	13,121	10,822
Deferred income taxes	3,182	3,072	3,189

Total current assets	206,560	295,761	239,967

Long-term investments	5,000	8,701	4,962
Deferred income taxes	511	216	497
Property and equipment, net	14,396	19,202	19,611
Capitalized product costs, net	15,083	17,133	16,227
Goodwill	19,549	19,549	19,549
Other assets	6,478	7,901	5,260

Total assets	$267,577	$368,463	$306,073

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$58,678	$76,001	$55,098
Accrued liabilities	31,128	43,839	44,596
Income taxes payable	629	187	229

Total current liabilities	90,435	120,027	99,923

Long-term deferred income taxes	14,442	20,868	22,404
Other long-term liabilities	2,562	2,156	3,820

Stockholders’ equity:
Class A Common Stock – par value $0.0001
Authorized: 139,500 shares;
Issued and Outstanding: 36,881, 36,141 and 36,627	4	4	4
Class B Common Stock – par value $0.0001
Authorized: 40,500 shares
Issued and Outstanding: 27,141, 27,614 and 27,141	3	3	3
Treasury stock	(185)	(185)	(185)
Additional paid-in capital	375,205	361,763	364,657
Accumulated other comprehensive income (loss)	(271)	2,023	(2,055)
Accumulated deficit	(214,618)	(138,196)	(182,498)

Total stockholders’ equity	160,138	225,412	179,926

Total liabilities and stockholders’ equity	$267,577	$368,463	$306,073

LeapFrog Enterprises, Inc.

LeapFrog Enterprises, Inc.

Supplemental Financial Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$111,906	$194,626	$191,197	$321,240
Cost of sales (1)	64,119	109,300	116,583	187,896

Gross profit	47,787	85,326	74,614	133,344

Operating expenses: (2) (3)
Selling, general and administrative	21,738	27,172	62,135	83,945
Research and development	7,387	11,688	26,900	36,674
Advertising	7,107	14,590	13,608	26,915
Depreciation and amortization	2,485	2,484	8,023	7,201

Total operating expenses	38,717	55,934	110,666	154,735

Income (Loss) from operations	9,070	29,392	(36,052)	(21,391)

Other income (expense):
Interest income	108	246	456	2,047
Interest expense	(4)	(106)	(30)	(140)
Other, net (4)	(864)	(1,589)	(1,632)	(4,049)

Total other expense	(760)	(1,449)	(1,206)	(2,142)

Income (Loss) before income taxes	8,310	27,943	(37,258)	(23,533)

Provision for (Benefit from) income taxes	1,092	3,892	(5,138)	421

Net income (loss)	$7,218	$24,051	$(32,120)	$(23,954)

(1) Includes depreciation and amortization	2,167	3,874	6,797	8,413

(2) Includes stock-based compensation as follows:
Selling, general and administrative	2,601	2,367	7,455	6,887
Research and development	381	536	1,100	1,128

(3) Includes severance costs as follows:
Selling, general and administrative	(50)	564	779	1,010
Research and development	22	116	539	130

(4) Includes impairment of auction rate securities	403	1,091	426	2,823